Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
July 24, 2015

Thank you, Bill, good morning!

I continue to be very pleased with the strong operating results generated by our dedicated TrinityRail team and the strength of our integrated business model which includes railcar manufacturing, leasing, parts and services. For the first time, our Rail Group topped a 20% operating profit margin during the quarter, and, once again, achieved record profit levels for its 10th consecutive quarter. Our Leasing Group also reported record profit levels from operations during the quarter. These are all outstanding accomplishments. Our operating and financial flexibility and leading market position allowed us to quickly react to shifting market demand patterns and customer needs as evidenced by our order backlog increase.

During the second quarter, the industry received orders for approximately 20,000 railcars and maintained a steady level of backlog. TrinityRail received orders for 11,170 railcars increasing our backlog to 59,830 railcars with a value of $6.9 billion. We received orders for open top hoppers, covered hoppers of varying capacities, box cars, auto racks, flat cars and tank cars reflecting broad market demand for a wide variety of railcar types. The diversity of these orders reflects demand beyond the energy sector. Activity in the upstream energy markets propelled the railcar industry out of the last downturn and generated a robust level of demand for the last several years. More recently, the demand environment has shifted away from this catalyst and is now supported by increased activity in the downstream petrochemical markets, as well as the agriculture, construction, consumer and automotive markets. The rotation in current railcar market demand drivers toward these broad markets, combined with increased replacement needs for an aging fleet of general purpose freight cars, supports our view of an extended railcar cycle. Order inquiry levels into the third quarter, thus far, have been consistent with the 2nd quarter.

Our industry leading backlog, serving a diverse mix of markets, provides an unprecedented level of visibility with which to plan our operations. An extended railcar cycle provides our operating team an opportunity to achieve exceptional results. During the second quarter, extended production runs positioned our Rail Group to generate higher levels of productivity and increase efficiencies leading to our superior operating performance evidenced by our 20% operating profit margin. During the quarter, we delivered 8,530 railcars. We continue to expect annual deliveries of between 33,000 and 34,500 railcars in 2015.

In early May, the U.S. Department of Transportation and Transport Canada together announced enhanced tank car standards for both newly built and modified tank cars in flammable service. At this time, we are assessing our own lease fleet plans and collaborating with our customers regarding implementation of the new regulations.

As information, as of the second quarter, our wholly-owned and partially-owned lease fleets included approximately 11,800 DOT 111 railcars in flammable service. Roughly 85% of these railcars operated in crude and ethanol service, with a fairly even split between the two commodity services.

TrinityRail is well positioned to help our customers meet the regulatory requirements for their owned tank car fleets, as well as, the needs of our leased and managed fleet, whether by providing newly built tank cars or modifications to existing tank cars. As we expected, our customers are taking time to evaluate the impacts of the new regulations, and to assess their business needs. Our first priority is to ensure the compliance of our own railcar fleet and those of our key customers. We are engaged with a number of customers discussing modifications to existing tank cars they own and potential new DOT117 tank car purchases. We continue to believe these new regulations will be a demand catalyst for new tank cars, as well as, tank car modification services.

The performance of our Leasing Group continues to reflect strong railcar market fundamentals. Record revenue and profit from operations, which excludes railcar sales, increased year-over-year by 11% and 20%, respectively. New additions to the wholly-owned lease fleet, high fleet utilization levels, and healthy lease renewal increases, all contributed to record quarterly performance during the second quarter. Lease fleet utilization remains high at 98.9%.

Our total lease fleet portfolio now stands at 76,440 railcars after taking delivery of 1,510 new railcars and acquiring 260 railcars in the secondary market, offset by the sale of 1,500 leased railcars during the second quarter. At the end of June, 28% of the railcars in our order backlog were committed to customers of our leasing business, bringing our leased railcar backlog to approximately $2.0 billion.

The size of our lease backlog underscores the expected continued growth in our lease fleet. This growth includes investment in our own lease portfolio and creating new railcar investment vehicles for institutional investors. There is a high degree of interest in owning leased railcars on the part of financial institutions. Our railcar investment platform provides a valuable asset management service to institutional investors interested to invest in portfolios of leased railcars. This service offering is a unique extension of the TrinityRail integrated business model. I am pleased with the progress our teams are making in expanding our interface with key institutional investors which could yield multi-year relationships for creating and managing portfolios of leased railcars for our railcar investment vehicles.

In summary, TrinityRail’s integrated business platform is well-positioned and responding effectively to healthy railcar demand. The Rail Group and Leasing and Management Services Group delivered exceptional results during the second quarter. I expect our performance to be strong throughout the balance of 2015 as well and provide good momentum into the coming year. Our operating and financial flexibility continue to differentiate TrinityRail, enhancing our position as a premier provider of railcar products and services.

I will now turn it over to James for his remarks.